Exhibit (h)(2)(c)

AARP Funds
Form of
SCHEDULE 1.2(f)
AMENDED AND RESTATED AML DELEGATION

Amended and Restated: February          , 2007

1.               Delegation.

1.1                     Subject to the terms and conditions set forth in this letter, the Transfer Agent agrees to perform those aspects of the Anti-Money Laundering Program (the “AML Program”) for accounts of the Trust (the “Accounts”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in this Schedule 1.2(f) may be amended, from time to time, by mutual agreement of the Transfer Agent and Trust upon the execution by such parties of a revised Schedule 1.2(f)  bearing a later date than the date hereof.  This Amended and Restated AML Delegation schedule supercedes the prior AML Delegation schedule dated December 23, 2005.

1.2                     The Transfer Agent agrees to perform such Delegated Duties, with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.                                       Consent to Examination.  In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the USA PATRIOT Act and its applicable implementing regulations and that the records the Transfer Agent maintains for the Trust relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such regulators.

3.                                       Limitation on Delegation.  The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time for the Accounts, and is not undertaking and shall not be responsible for any other aspect of the AML Program for the Trust or for the overall compliance by the Accounts with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Accounts for which the Transfer Agent maintains the applicable shareholder information.

4.                                       Delegated Duties

4.1         Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a)           Perform the following customer identification and identity verification functions:

i.                 Before establishing a relationship with a shareholder collect all information regarding the shareholder as is necessary to permit the Trust to comply with laws, rules and regulations regarding customer identification programs applicable to mutual funds, unless the shareholder is of a type where such identification is not required by such applicable law, rule or regulation;

ii.                Refuse to open a new account for a non-U.S. business or entity or a shareholder that refuses to provide appropriate identification documentation;

iii.               Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and

iv.               If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of the Trust appears thereon and comply with Federal directives issued in connection with such lists that are applicable to mutual funds.

(b)   Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to mutual funds and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.

(c)   Determine whether the payees listed on all special payee checks are OFAC-Listed Entities and take such other action required by law, rule or regulation applicable to mutual funds in the event of a match with OFAC-Listed Entities.

(d)   Review and monitor transactions for suspicious activity in accordance with the following criteria:

i.                                          Redemption transactions that occur within thirty (30) days of account establishment or maintenance;

ii.                                       Wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

iii.                                    Accounts with small balances followed by large purchases;

iv.                                   Accounts with frequent activity within a specified date range followed by a large redemption; and

v.                                      Any other criteria the Trust’s AML Compliance Officer deems necessary or appropriate consistent with the Transfer Agent’s capabilities and as agreed to by the Transfer Agent and for the reasonable administrative fee thereof to be agreed upon by the parties.

(e)  On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Accounts to determine if activity for that TIN exceeded a $100,000 threshold on any given day;

(f)  Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

(g)  Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR.  Provide the Trust with a copy of the SAR and with original versions of all documentation supporting the SAR within a reasonable time after filing; notify the Trust if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

(h)  Maintain the confidentiality of SAR filings, and, other than as to the Trust and FinCEN and any other appropriate law enforcement or regulatory authority, refuse to provide copies of SAR filings or to disclose whether a SAR has been filed, including in response to a subpoena, in accordance with laws and regulations applicable to mutual funds, and notify the Trust of any requests for SARs or SAR-related information by unauthorized parties;

(i)  Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Trust with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

(j)  In accordance with the Trust’s current prospectus, not establish new correspondent accounts for foreign financial institutions in the Trust.  The Transfer Agent will periodically monitor new accounts and will notify the Trust’s AML Officer if any correspondent accounts have been opened and shall obtain further instruction from the Trust’s AML Officer as to such accounts for purposes of compliance with USA PATRIOT Act, Section 312; and

(k)  During such period as the Transfer Agent is performing services for the Trust pursuant to this Agreement, maintain copies of all SAR filings made by the Transfer Agent on behalf of the Trust, copies of all documentation supporting such SAR filings, and copies of all documentation required to be maintained in connection with the Trust’s Customer Information Program for such periods as are required by laws, rules and regulations applicable to mutual funds.  Upon termination of this Agreement, such records shall be transferred to the Trust or another party in accordance with instructions of the Trust or otherwise destroyed upon instruction of the Trust and, upon the transfer of such records, it shall no longer be the responsibility of the Transfer Agent to retain them.

4.2         In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Trust, unless prohibited by applicable law.

AARP FUNDS		STATE STREET BANK AND TRUST
COMPANY

By:		By:
Name:	Larry C. Renfro	Name:	Joseph L. Hooley
Title:	President	Title:	Executive Vice President